EXHIBIT 99.3

Contact:

Media	Investors
Kim Levy – Citigate Sard Verbinnen	Lanny Michael
(Friday and weekend only – 201 876 0050)	CFO, Airborne, Inc
(Regular contact # – 212 687 8080)	206/830-1003
Jim Barron—Citigate Sard Verbinnen
(Friday and weekend only 206 830 3161)
(Regular contact # – 212 687 8080)

AIRBORNE COMPLETES TRANSACTION WITH DHL

SEATTLE, Washington, August 15, 2003 – Airborne, Inc. (NYSE: ABF) today announced that the acquisition of its ground operations by DHL was completed today. As a result of the acquisition, Airborne shareholders of record at the close of business today will receive $21.25 in cash and one share of common stock of ABX Air for each share of Airborne common stock owned. Shares of Airborne will cease trading on the New York Stock Exchange as of today.

Beginning the week of August 18, 2003, shareholders will be provided with a letter of transmittal and instructions explaining how to send their Airborne stock certificates to the exchange agent to receive the merger consideration.

Also effective today, ABX Air has been spun off into an independent company that is wholly owned by Airborne’s former shareholders. For further details, shareholders should reference the recently distributed release from ABX Air regarding trading in ABX shares.

As a result of the close, Airborne’s previously announced quarterly dividend of $0.04 per share payable to shareholders of record as of August 19, 2003 will now not be issued.

For additional details, please see Airborne’s definitive proxy statement, filed on July 11, 2003 with the Securities and Exchange Commission (SEC).

About Airborne, Inc.

Airborne, Inc. is the holding company for Airborne Express. For more than 50 years, Airborne Express has served the shipping needs of business customers around the world.

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